Exhibit 10.9

SOURCING SERVICES AGREEMENT – JOYOUNG

This SOURCING SERVICES AGREEMENT – JOYOUNG (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between Joyoung Holdings (Hong Kong) Limited, a private company limited by shares incorporated in Hong Kong, Hangzhou Jiuchuang Household Electric Appliances Co., Ltd., a limited liability company incorporated in the Peoples’ Republic of China, and Hangzhou Joyoung Household Electric Appliances Co., Ltd. a limited liability company incorporated in the Peoples’ Republic of China (collectively, “Joyoung”) and SharkNinja (Hong Kong) Company Limited, a private company limited by shares incorporated in Hong Kong (“SharkNinja”) (each of Joyoung and SharkNinja, a “Party,” and collectively, the “Parties”).

WHEREAS, SharkNinja or one of its Affiliates, and JS Global Lifestyle Company Limited (“JSG”), an Affiliate of Joyoung, are entering into that certain Separation and Distribution Agreement, dated as of the Effective Date (the “SDA”), pursuant to which JSG is being separated into two separate, publicly traded companies, one for each of (i) the JS Global Business, which shall be owned and conducted, directly or indirectly, by JS Global and its Affiliates and (ii) the SharkNinja Business, which shall be owned and conducted, directly or indirectly, by SharkNinja and its Affiliates; and

WHEREAS, in connection with the transactions contemplated by the SDA, Joyoung wishes to provide to SharkNinja, and SharkNinja wishes to receive from Joyoung, certain product supply services, in each case as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1         Definitions. Capitalized terms used but not defined herein shall have the meaning set forth in the SDA. For purposes of this Agreement, the following terms shall have the following meanings:

(a)             “Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, from and after the Effective Date, solely for purposes of this Agreement, (i) no member of the SharkNinja Group shall be deemed an Affiliate of any member of the JS Global Group, and (ii) no member of the JS Global Group shall be deemed an Affiliate of any member of the SharkNinja Group. The Parties agree and acknowledge that the obligations of the Parties and their respective Affiliates pursuant to this Agreement shall not be impacted by way of (i) Wang Xuning’s ownership of SharkNinja or JSG or (ii) Wang Xuning, Timothy Roberts Warner or Hui Chi Kin Max serving as a director, officer or employee of any member of the SharkNinja Group or the JS Global Group, in each case of the foregoing clauses (i)-(ii), except as otherwise expressly set forth in this Agreement.

(b)             “Approved OEM” means any Third Party original equipment manufacturer, contract manufacturing organization or other similar supplier with respect to the Products that is (i) set forth on Schedule 1, or (ii) proposed by Joyoung after the Effective Date and approved by SharkNinja in writing.

(c)             “Arm’s Length Price” refers to the Service Fees or other applicable charges under this Agreement, as determined in accordance with the arm’s length standard under (i) Part 4 of the Taxation (International and Other Provisions) Act 2010, (ii) Treasury Regulations promulgated under Section 482 of the Internal Revenue Code of 1986, as amended, (iii) the Organisation for Economic Cooperation and Development’s transfer pricing guidelines for multinational enterprises and tax administrations, as amended or updated from time to time, or (iv) such other applicable national or multinational standards.

(d)             “Confidential Information” means any and all confidential and proprietary Information disclosed by or on behalf of a Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (or, with respect to Joyoung, Approved OEMs) (the “Receiving Party”) under or in connection with this Agreement, whether in writing or in oral, graphic, electronic or any other form, that is designated, marked or otherwise identified by the Disclosing Party in writing as, or that under the circumstances would reasonably be understood to be, confidential or proprietary. Confidential Information excludes any and all Information that is (i) in the public domain, (ii) lawfully acquired after the Effective Date by the Receiving Party from a Third Party not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the Receiving Party after the Effective Date without reference to any Confidential Information of the Disclosing Party.

(e)             “Intellectual Property” means any and all rights in or to all intellectual property, including all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof, and any utility models, petty patents and similar rights (collectively, “Patents”); (iii) copyrights, copyright applications and copyrightable subject matter (collectively, “Copyrights”); (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models and methodologies (collectively, “Know-How”); and (v) all applications and registrations for any of the foregoing.

(f)             “Products” means any products (or components of products) to be sold by or on behalf of SharkNinja or its Affiliates, or any raw materials to be used in connection with the foregoing (as applicable).

(g)            “VAT” means (i) value added tax chargeable within the United Kingdom in accordance with the VATA 1994 and legislation and regulations supplemental thereto, (ii) inside the European Union, value added tax charged pursuant to Council Directive 2006/112/EC on the common system of value added tax and (iii) outside the United Kingdom and European Union, any similar sales or turnover tax or goods and services tax.

Section 1.2         References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. References to the definitions contained in this Agreement are applicable to the other grammatical forms of such terms. Unless the context otherwise requires, the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Joyoung” shall also be deemed to refer to the applicable member of the JS Global Group, references to “SharkNinja” shall also be deemed to refer to the applicable member of the SharkNinja Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Joyoung or SharkNinja shall be deemed to require Joyoung or SharkNinja, as the case may be, to cause the applicable members of the JS Global Group or the SharkNinja Group, respectively, to take, or refrain from taking, any such action.

ARTICLE II
Product Supply

Section 2.1         Supply; Ancillary Services. SharkNinja and its Affiliates may purchase from Joyoung, and Joyoung shall sell to SharkNinja and its Affiliates, certain Products pursuant to SharkNinja’s and its Affiliates’ written specifications in such quantities as SharkNinja and its Affiliates may order from Joyoung from time to time under this Agreement. Joyoung shall have the right to manufacture such Products ordered by SharkNinja and its Affiliates, or have such Products manufactured by its Affiliates or an Approved OEM. Upon SharkNinja’s or its Affiliates’ request, Joyoung shall provide to SharkNinja and its Affiliates services related to the supply of such Products to SharkNinja and its Affiliates pursuant to this Agreement (e.g., preparation of witness samples or performing testing services), with such services to be charged to SharkNinja and its Affiliates at a reasonable rate to be mutually and reasonably agreed to between the Parties from time to time and subject to the terms and conditions of this Agreement, unless otherwise mutually agreed by the Parties. As between the Parties, Joyoung shall be responsible for supplying or having supplied all raw materials that are needed for the manufacture, packaging and labeling of the Products under this Agreement.

Section 2.2         Procurement Agreements. Joyoung shall ensure (except as otherwise mutually and reasonably agreed in writing between the Parties with respect to any particular Approved OEM) that each written agreement with an Approved OEM negotiated or entered into by Joyoung or its Affiliates after the Effective Date in connection this this Agreement (including, for clarity, amendments and renewals negotiated after the Effective Date to agreements that exist as of the Effective Date) (i) designates SharkNinja (or its designated Affiliate) as an intended third-party beneficiary of, and with rights of direct enforcement under, such agreement with respect to the Products (except if SharkNinja or any of its Affiliates is a party to such agreement), (ii) provides for SharkNinja the rights to (A) coordinate directly with each such OEM with respect to the fulfillment of such orders, and (B) perform quality inspections of each Approved OEM’s facilities under such agreement, (iii) includes any terms and conditions consistent with this Agreement or otherwise as reasonably requested by SharkNinja, and (iv) is provided to SharkNinja upon request by SharkNinja. The Parties acknowledge and agree that SharkNinja may, but is not obligated to, procure the Products from Joyoung during the Term (and, for clarity, nothing herein shall restrict SharkNinja from procuring the Products from Third Parties that are not Approved OEMs or under agreements or relationships not negotiated or managed by Joyoung or its Affiliates, which products for clarity shall not be subject to this Agreement).

Section 2.3         Filings & Approvals. If any filing with or notice to, or any approval by, a Governmental Entity of this Agreement, is necessary for Joyoung to fulfill its obligations pursuant to this Article II, Joyoung will promptly notify SharkNinja in writing and, upon SharkNinja’s request, Joyoung shall promptly, at Joyoung’s sole cost and expense, take all actions necessary to make such filing, give such notice or obtain such approval. Joyoung shall reasonably consult and cooperate with SharkNinja and keep SharkNinja reasonably informed in connection with any such filings, notices or approvals.

Section 2.4         Forecasts. Joyoung shall ensure that its and its Affiliates’ facilities and the Approved OEMs (as applicable) maintain sufficient manufacturing capacity, qualified and trained personnel, and inventory of component parts to be able to fulfill its obligation to ensure the manufacturing, packaging, labeling and delivery to SharkNinja and its Affiliates of the Products in a timely fashion in accordance with this Agreement. On a quarterly basis (or other period agreed by the Parties), SharkNinja shall provide to Joyoung a rolling forecast indicating SharkNinja’s and its Affiliates’ anticipated Product requirements during the following quarter (or other agreed-upon period), which forecast SharkNinja may update as needed. Joyoung shall use such forecast to provide to SharkNinja production projections on an ongoing basis. The Parties acknowledge and agree that such production projections are intended solely for planning purposes, and shall not replace or constitute a Purchase Order.

Section 2.5         Purchase Orders; Precedence. SharkNinja and its Affiliates may use their standard purchase order form for any Products ordered from Joyoung hereunder (each, a “Purchase Order”). Each Purchase Order shall specify the type and quantity of Products to be supplied, the freight type, the delivery dates and the destinations for the delivery of the Products and any other terms consistent with this Agreement which SharkNinja may reasonably specify. Joyoung shall only manufacture Products, or have Products manufactured by its Affiliates or Approved OEMs, for SharkNinja and its Affiliates (i) after receiving a Purchaser Order from SharkNinja and (ii) in compliance with each such Purchaser Order. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order, acknowledgement form or other similar instrument, the terms and conditions of this Agreement shall prevail.

Section 2.6         Purchase Order Acceptance; Assurances. Purchase Orders shall be deemed accepted by Joyoung; provided, that Joyoung may reject any Purchase Order in the event that any such Purchase Order is not in accordance with this Agreement (including if, and to the extent, mutually agreed pursuant to Section 2.9) by providing notice to SharkNinja within ten (10) Business Days of receipt of such Purchase Order. If Joyoung rejects any Purchase Order, or any portion thereof, Joyoung shall provide, in addition to such rejection, a reasonably detailed explanation for the reason for such rejection. SharkNinja may correct any defect in any Purchase Order and resubmit such Purchase Order before the order is shipped. Upon acceptance of each Purchase Order, Joyoung shall be obligated to manufacture and supply, or have manufactured and supplied, to SharkNinja the amounts of the Products set forth on such Purchase Order in accordance with this Agreement and such Purchase Order. Upon acceptance of each Purchase Order or upon the reasonable request of SharkNinja, Joyoung shall provide written assurances to SharkNinja regarding Joyoung’s ability to fulfill all accepted Purchase Orders.

Section 2.7         Cancellation; Rescheduling of Orders. Following the occurrence of an event affecting SharkNinja’s need for Products ordered from Joyoung under this Agreement, SharkNinja may cancel or decrease any Purchase Order accepted by Joyoung, and may reschedule any delivery dates specified in any Purchase Order. Joyoung shall use commercially reasonable efforts to (i) comply with such rescheduling and (ii) avoid or mitigate any costs and expenses related to such cancellation, decrease or rescheduling. In the event of any such cancellation, decrease or rescheduling, SharkNinja’s sole liability to Joyoung (in addition to payment of the applicable Supply Fees for Products delivered to SharkNinja in accordance with this Agreement) shall be to pay Joyoung the documented amount of costs incurred directly and reasonably by Joyoung in connection with such cancellation, decrease or rescheduling despite Joyoung’s commercially reasonable efforts, or such other amount as the Parties may mutually and reasonably agree in writing.

Section 2.8         Samples. SharkNinja may request Joyoung to ship sample Products to SharkNinja to show Product conformity to the applicable specifications and criteria. Upon receipt of such request, Joyoung shall ship such sample Products to SharkNinja at Joyoung’s cost.

Section 2.9         Additional Terms. Following the Effective Date, the Parties shall discuss in good faith and use commercially reasonable efforts to mutually and reasonably agree in writing on any additional terms and conditions that will apply to the Supply of Products by or on behalf of Joyoung to SharkNinja under this Agreement (e.g., with respect to lead times, forecast and supply collars, time periods for inspection on delivery, etc.), and following such written agreement such agreed-to terms shall apply.

ARTICLE III
production management & quality control

Section 3.1         Product Specifications. Joyoung shall use commercially reasonable efforts to ensure that each Approved OEM strictly complies with (or exceeds) all specifications for the Products of which Joyoung receives reasonable written notice from SharkNinja or that have been approved by SharkNinja (as such specifications may be amended or otherwise changed from time to time by SharkNinja upon reasonable advance written notice to Joyoung). If either Party or any of their Affiliates becomes aware of any change in applicable Law that would, or would reasonably be expected to, cause the Products, or the specifications for such Products, to not be in compliance with applicable Law, such Party shall promptly notify the other Party in writing of such change in applicable Law, and the Parties shall cooperate in good faith to amend such specifications to the extent necessary to cure such non-compliance.

Section 3.2         Product Standards. Joyoung shall cause the Approved OEMs to manufacture the Products in accordance with all applicable Laws (including in the country of manufacture and, to the extent of Joyoung’s knowledge of the intended location of intended sale, the country in which such Products are intended to be sold) and industry standards.

Section 3.3         Testing; Destruction.

(a)             Before shipping any Products, Joyoung shall inspect and test the Products in accordance with any and all applicable testing and quality assurance procedures as directed by SharkNinja, which testing and quality assurance procedures SharkNinja may update, modify or supplement from time to time.

(b)            SharkNinja shall have the right, but not the obligation, to inspect or otherwise approve any Product before accepting delivery of such Product. No inspection or other action by SharkNinja will in any way obligate SharkNinja to retain any Products which, upon subsequent inspection, prove to be defective or nonconforming. In the event that a Product is determined to be nonconforming or defective in SharkNinja’s sole and reasonable judgment, SharkNinja shall have the right to reject all other Products from the same lot as the nonconforming or defective Product without being required to inspect such other Products and regardless of when such other Products were or are delivered to SharkNinja. Upon SharkNinja’s request, Joyoung shall cooperate to enable SharkNinja to inspect any Product at the facilities of Joyoung, its Affiliates or an Approved OEM, as applicable. If SharkNinja’s inspection reveals that any Product is defective or nonconforming, SharkNinja shall return such Product to Joyoung for correction. Joyoung shall bear all costs and expenses associated with the correction of any such returned Product and payment of Invoices associated with such Products shall be delayed and shall not become due until delivery of corrected Product properly tested and inspected.

(c)             Defective or nonconforming Products, to the extent not corrected and accepted by SharkNinja, shall be destroyed promptly (and in any event within five (5) days) by Joyoung at Joyoung’s cost, and Joyoung shall provide to SharkNinja proof of such destruction.

Section 3.4         Governmental Inquiries. Joyoung shall respond promptly and completely, consistent with its general practices, to answer any inquiries from Governmental Entities regarding the Products, and shall provide all necessary information and documents in case of inspection; provided, that Joyoung shall not, and shall cause its Affiliates not to, make any significant communication to any Governmental Entity regarding the Products or other subject matter of this Agreement before such communication is approved in writing by SharkNinja, except where not permitted by applicable Law. Joyoung shall reasonably cooperate and consult with and keep SharkNinja reasonably informed in connection with any such inquiries or inspections.

Section 3.5         Inventory. Joyoung shall maintain, and shall use commercially reasonable efforts to ensure that the Approved OEMs maintain, a sufficient stock of raw materials and packaging materials (to the extent applicable) to supply the Products to SharkNinja and its designated Affiliates in accordance with this Agreement and the written agreements with such Approved OEMs.

Section 3.6         Quality Inspections. SharkNinja and its designated Affiliates shall have the right to perform quality inspections of (i) any Approved OEM’s facilities in conjunction with inspections conducted by Joyoung or its Affiliates, in each case subject to the terms of the applicable agreements with each such Approved OEM, and (ii) Joyoung and its Affiliates, in each case in connection with the Products. Joyoung shall notify SharkNinja at least ten (10) Business Days prior to a scheduled quality inspection of an Approved OEM’s facilities, and SharkNinja shall be entitled to send representatives to participate in such inspection.

Section 3.7         Product Manufacturing Restriction. Joyoung acknowledges and agrees that it cannot, and shall cause its Affiliates and the Approved OEMs not to, manufacture, package, label, sell or give away any of the Products to any Person other than SharkNinja or its Affiliates, without the explicit prior written consent of SharkNinja, except to the extent expressly authorized under the Brand License Agreement. Without limitation to any remedies available to SharkNinja at Law, any violation of this Section 3.7, whether by Joyoung, its Affiliates or an Approved OEM, shall constitute an infringement of SharkNinja’s Intellectual Property rights, an act of counterfeiting, and a material breach of this Agreement.

ARTICLE IV
service fees; PAYMENT TERMS

Section 4.1         Supply Fee. In consideration of the supply of Products and Joyoung’s other obligations pursuant to Article II, SharkNinja shall pay to Joyoung an amount determined on a cost-plus basis to be mutually and reasonably agreed between the Parties from time to time (based on Joyoung’s cost to manufacture Products ordered by SharkNinja and its Affiliates, or Joyoung’s cost to have such Products manufactured by an Approved OEM, as applicable) and set forth in each Purchase Order (collectively, the “Supply Fees”).

Section 4.2         Arm’s Length Pricing. The Parties shall periodically review the amounts and other terms of all Supply Fees and other payments hereunder to ensure that such payments constitute Arm’s Length Prices. If such review determines that any such payment does not constitute an Arm’s Length Price, then a Party may receive additional compensation from the other Party or may pay additional compensation to the other Party, as necessary, and the Parties may adjust the terms of any Supply Fees or other payments thereafter in accordance with Section 10.8.

Section 4.3         Payment Terms.

(a)             Joyoung shall invoice SharkNinja or its designated Affiliate for the Supply Fees incurred in connection with all Products ordered by SharkNinja and its applicable Affiliates at the time of shipment (each, a “Invoice”), and SharkNinja or its designated Affiliate shall pay all uncontested amounts set forth on each Invoice within sixty (60) days of receipt of such Invoice; provided, that such payment shall not constitute acceptance of non-conforming or defective Products. Joyoung shall issue a separate Invoice for each delivery or receipt and will ensure that each Invoice references the Purchaser Order number to which it is attached. All Invoices, bills of lading and freight bills for the Products shall be delivered to SharkNinja at the address shown on the face of the applicable Purchase Order, or via email or other electronic means mutually agreed to by the Parties. All Supply Fees shall be calculated and paid in U.S. dollars (or, if necessary for legal or tax concerns, other reasonable currency mutually agreed upon by the Parties in writing) in immediately available funds to a bank account designated by Joyoung in writing to SharkNinja. For purposes of determining the Supply Fees due and payable in U.S. dollars, the exchange rate shall be determined at the date on which such amount is remitted by SharkNinja, as reported by the Wall Street Journal (or similar or successor publication if the Wall Street Journal is no longer published).

(b)            If SharkNinja fails to make a Supply Fee payment within ninety (90) days of when due, SharkNinja shall be required to pay, in addition to any such unpaid amounts, interest on such amounts at (i) the Prime Rate, plus two hundred (200) basis points, or (ii) if lower, the highest rate of interest permitted by applicable Law at such time, in each case compounded monthly from, and including, the relevant due date through the actual date of payment.

(c)            Except as set forth in Section 4.4, SharkNinja shall make all Supply Fee payments to Joyoung without set-off, deduction, recoupment or withholding of any kind for Supply Fees or other amounts owed or payable by Joyoung or its Affiliates to SharkNinja or its Affiliates, whether under this Agreement or any other Ancillary Agreement, applicable Law or otherwise.

(d)            All amounts treated for the purposes of any VAT as consideration for a supply made pursuant to this Agreement shall be exclusive of applicable VAT. Where Joyoung is required to account for any VAT to a relevant Tax authority, SharkNinja shall, subject to the receipt of a valid VAT invoice, pay to Joyoung (in addition to, and at the same time as, the consideration) the amount of such VAT.

Section 4.4         Taxes. All payments made to Joyoung under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any payment to Joyoung, then (i) SharkNinja shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law, and (ii) the sum payable to Joyoung shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.4), Joyoung receives an amount equal to the sum it would have received had no such deduction or withholding been made. If any payment made pursuant to this Agreement is eligible for a reduction in the rate of, or the elimination of, any applicable withholding Tax, the Parties agree to cooperate and use commercially reasonable efforts to reduce the applicable rate of withholding or to relieve SharkNinja of its obligation to withhold such Tax; provided, that for the avoidance of doubt, such cooperation and the provisions of this Section 4.4 shall not require Joyoung to alter the entities receiving payments under this Agreement.

Section 4.5         Transfer Pricing. If any Party (“the first Party”) suffers a transfer pricing adjustment in relation to any amount paid or payable under this Agreement and that adjustment increases the Tax payable by (or decreases the Tax relief available to) the first Party, the other Party (“the second Party”) shall make a payment to the first Party in an amount equal to that increase in Tax (or decrease in relief). The second Party shall make any payment due hereunder no less than ten (10) days before the Tax referred to in that clause (including any Tax that would not have been payable, or which is payable earlier than would have been the case, if any Tax relief had not been decreased) is payable. For purposes of this Section 4.5, a “transfer pricing adjustment” is any adjustment to the profits or losses of a person for Tax purposes asserted by a Tax authority whether by way of assessment or reassessment or otherwise and includes any such adjustment under Part 4 of the Taxation (International and Other Provisions) Act 2010. The Parties agree to pursue all reasonable legal remedies to avoid double taxation that may result from such a transfer pricing adjustment or from any conforming or correlative adjustments that may be necessary on account of such transfer pricing adjustment.

ARTICLE V
confidentiality

Section 5.1         Confidentiality. Each Party acknowledges that, in connection with this Agreement, it or its Affiliates (and, with respect to Joyoung, Approved OEMs) may gain access to Confidential Information of the other Party or its Affiliates. Each Receiving Party shall, in perpetuity, (i) not use the Confidential Information of the Disclosing Party, other than as necessary to exercise its rights and perform its obligations under this Agreement, and (ii) maintain the Confidential Information of the Disclosing Party in strict confidence and, subject to Section 5.2, not disclose the Confidential Information of the Disclosing Party without the Disclosing Party’s prior written consent; provided, that the Receiving Party may disclose the Confidential Information as otherwise permitted in this Article V.

Section 5.2         Disclosure. The Receiving Party may disclose, or may permit disclosure of, Confidential Information of the Disclosing Party (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information for auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) or in respect of claims by one Party against the other Party (or member of such other Party’s Group) brought in a proceeding, (iv) as necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) as necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic or financing transaction, to the extent reasonably necessary in connection therewith; provided, that an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party (and/or any applicable member of its Group) a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

ARTICLE VI
INTELLECTUAL PROPERTY

Section 6.1         License to Intellectual Property. SharkNinja hereby grants to Joyoung a non-exclusive, royalty-free, non-transferable (except as set forth in Section 10.2), worldwide, sublicensable (solely to Joyoung’s Affiliates and Approved OEMs) license during the Term to the Intellectual Property owned or licensable (as permitted under applicable agreements with Third Parties) by SharkNinja and its Affiliates, solely to the extent necessary for, and solely for the purpose of, the supply of Products by Joyoung to SharkNinja under this Agreement. The Parties shall cooperate in good faith to negotiate a license agreement reflecting the license of Intellectual Property granted herein to the extent required by applicable Law.

Section 6.2         SharkNinja Intellectual Property. SharkNinja shall own the entire right, title and interest to any Intellectual Property, and to any applicable portions of the Products and associated documentation that have been developed by Joyoung, its Affiliates or any Approved OEM specifically for SharkNinja pursuant to this Agreement, utilizing SharkNinja’s property and specifications. Any such applicable portions of the Products will be deemed Newly Created Intellectual Property (as defined below).

Section 6.3         Joyoung Intellectual Property. To the extent Joyoung, its Affiliates or any Approved OEM develops or otherwise implements any improvements to its manufacturing, packaging and labeling processes that are not related to the Products (such improvements, “Supplier Created Intellectual Property”) as part of performing its obligations under this Agreement, Joyoung shall promptly notify SharkNinja of such improvements. Joyoung hereby grants, and will grant, to SharkNinja a royalty-free, non-exclusive, non-transferable and non-assignable (except as expressly permitted in Section 10.2) perpetual, irrevocable and sublicensable right and license to use such Supplier Created Intellectual Property.

Section 6.4         Newly Created Intellectual Property. “Newly Created Intellectual Property” means, other than Supplier Existing Intellectual Property and Supplier Created Intellectual Property, any and all Intellectual Property, tangible embodiments thereof and other materials created, developed or otherwise resulting from the performance of obligations by either or both Parties or their Affiliates (including but not limited to, the agents, partners or representatives of either Party or its Affiliates) under this Agreement, whether or not related to the Products or otherwise. The Newly Created Intellectual Property constitutes “works made for hire” for SharkNinja, and SharkNinja shall be considered the author and shall be the owner of the Newly Created Intellectual Property and all Intellectual Property embodied therein or related thereto. If any Newly Created Intellectual Property does not qualify for treatment as “works made for hire,” or if Joyoung otherwise retains any interest in any Newly Created Intellectual Property for any other reason, Joyoung hereby grants, assigns and transfers, and shall grant, assign and transfer, to SharkNinja all ownership and interest in such Newly Developed Intellectual Property, including without limitation any and all Intellectual Property in and to any Newly Created Intellectual Property or that claim or cover any Newly Created Intellectual Property. Joyoung acknowledges that all Approved OEMs for Joyoung under this Agreement have executed appropriate agreements with Joyoung so that Joyoung may fulfill Joyoung’s obligations under this Section 6.4. Joyoung agrees to execute any documents of assignment or registration requested by SharkNinja relating to any and all Newly Created Intellectual Property. Joyoung agrees to cooperate fully with SharkNinja, both during and after the engagement, with respect to the procurement, maintenance and enforcement of Intellectual Property in or related to Newly Created Intellectual Property. If any Newly Created Intellectual Property is unable to be assigned and transferred to SharkNinja due to any reason, Joyoung shall grant to SharkNinja a royalty-free, perpetual, exclusive, transferable, assignable and sublicensable right and license to use the Newly Created Intellectual Property. Unless expressly stipulated herein or as set forth in another Ancillary Agreement, the Intellectual Property owned by any Party prior to the signing hereof that is obtained, developed or produced by either party independently (not based on this Agreement or the information, materials or licenses provided by the other party pursuant to this Agreement) during the term of this Agreement shall be exclusively owned by that Party and will not be transferred, shared to any other Party or licensed to use by the other Party due to the signing of this Agreement.

ARTICLE VII
term; termination

Section 7.1         Term. This Agreement shall commence as of the Effective Date and, unless and until earlier terminated in accordance with Section 7.2, shall continue in full force and effect until the date that is three (3) years from the Effective Date, and shall thereafter automatically renew for successive twelve (12) month periods, subject to applicable Law (such initial three (3) year period, together with any renewal periods, collectively the “Term”).

Section 7.2         Termination.

(a)        Mutual Termination. The Parties may terminate this Agreement upon the mutual consent of both Parties.

(b)       Termination for Breach. Each Party may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party in the event that the other Party (i) materially breaches this Agreement, and (ii) does not cure such breach within such thirty (30) day period.

(c)        Termination for Assignment. Either Party may terminate this Agreement (or the applicable portion) upon written notice to the other Party in the event that the other Party assigns this Agreement (or such applicable portion) to a Third Party, with such termination to be effective as of the date designated by such terminating Party.

(d)        Other Termination. SharkNinja may terminate this Agreement at its discretion upon forty five (45) days’ prior written notice to Joyoung.

Section 7.3         Consequences of Termination; Survival.

(a)            Upon the end of the Term (whether by expiration or termination), subject to Section 7.3(b), (i) all services and, except as expressly set forth herein, licenses and rights granted hereunder shall immediately terminate, (ii) Joyoung shall immediately cease using any and all Intellectual Property of SharkNinja or its Affiliates, except as otherwise permitted pursuant to a written agreement between the Parties or their respective Affiliates, and (iii) Products not completed or delivered to SharkNinja shall be destroyed promptly by Joyoung in reasonable consultation with SharkNinja, at Joyoung’s cost and with proof of destruction provided to SharkNinja, except that such destruction shall be at SharkNinja’s cost (for reasonable out-of-pocket costs and expenses incurred by Joyoung) in the event of termination by (x) Joyoung pursuant to Section 7.2(b) or Section 7.2(c) or (y) SharkNinja pursuant to Section 7.2(d).

(b)            Notwithstanding anything to the contrary in this Article VII, Article I, Section 3.4, Section 3.7, Article IV (solely with respect to payment obligations that accrued prior to the effective date of expiration or termination), Article V, Section 6.2, Section 6.3, Section 6.4, Section 7.3, Article VIII, Article IX and Article X shall survive the end of the Term (whether by expiration or termination).

ARTICLE VIII
representations & warranties

Section 8.1         Representations & Warranties.

(a)            Each Party hereby represents and warrants to the other Party that (i) such first Party has the requisite authority and power, and has taken all requisite actions, to execute and perform this Agreement, and (ii) this Agreement constitutes a legal, valid and binding obligation of such first Party, enforceable against such Party in accordance with its terms.

(b)            Joyoung represents and warrants to SharkNinja that: (i) each Product has been manufactured, tested, packaged and labeled in accordance with this Agreement and applicable Law, including regulations applicable to the same and distribution of the Products; (ii) the Products will have been manufactured, tested, packaged and labeled in accordance with the applicable specifications and will be free from defects in workmanship for a period ending on the later of twelve (12) months from the date of receipt by SharkNinja or the expiration date (if any) on the Product; (iii) the Products and all components, parts and subassemblies that comprise the Products and that appear on the bill of materials for the Products are in compliance with applicable Law.

(c)            Joyoung represents and warrants to SharkNinja that: (i) to Joyoung’s knowledge, no manufacturing, packaging or labeling process or method that will be used by Joyoung or any Approved OEM to manufacture or provide the Products will infringe or violate any Intellectual Property of any Third Party, and (ii) no claim or action is pending or threatened against Joyoung or its Affiliates or, to Joyoung’s knowledge, any licensor or supplier of Joyoung, or any Approved OEM, that would adversely affect the ability of Joyoung to produce or have produced the Products under this Agreement or the right of SharkNinja to use the Products for their intended use.

Section 8.2         Limitations; Remedies.

(a)            Joyoung’s representations and warranties set forth in Section 8.1(b) shall not apply to: (i) defects directly resulting from the specifications or design of the Products to the extent expressly set forth in the specifications provided or otherwise explicitly required by SharkNinja; or (ii) defects to the extent directly resulting from Product that has been abused, damaged, altered or misused by any Person after such Product has been delivered to and received by SharkNinja.

(b)            Without limitation to any other remedies available under this Agreement or applicable Law, in the event of any breach of Joyoung’s representations and warranties set forth in Section 8.1(b), Joyoung shall, at the option of SharkNinja, promptly repair or replace such Product at no additional cost to SharkNinja or refund the purchase price of such Product, and in each case Joyoung shall reimburse SharkNinja for any additional costs incurred by SharkNinja as a result of such breach of warranty. Shipping costs associated with the return of defective Products to Joyoung and the return of any repaired or replacement Products to SharkNinja shall be borne by Joyoung.

Section 8.3         Manufacturer Warranty Passthrough. Joyoung shall, and shall cause its Affiliates and the Approved OEMs to, transfer and assign to SharkNinja or its designated Affiliate all express and implied manufacturer warranties pertaining to the Products or any component thereof, in each case subject to the terms of the applicable agreements with such Approved OEMs.  To the extent that Joyoung, its Affiliate or an Approved OEM is unable to transfer and assign such rights, then Joyoung shall, and shall cause such Affiliate or Approved OEM to, make available to SharkNinja or its designated Affiliate all rights that Joyoung and its Affiliates hold pursuant to such manufacturer warranties and shall cooperate with SharkNinja in enforcing such warranties, at no additional charge (other than reasonable out-of-pocket costs incurred by Joyoung and its Affiliates in connection therewith) and in each case subject to the terms of the applicable agreements with such Approved OEM. Without limiting the generality of the foregoing in this Section 8.3, Joyoung shall obtain and pass through to SharkNinja the following warranties with regard to the Products from any and all Approved OEMs: (i) conformance of the Products with the applicable specifications and with the Purchase Orders; (ii) that the Products will be free from defects in workmanship; and (iii) that the Products will comply with applicable Law.

Section 8.4         Limitation of Warranty. The warranty provided by Joyoung to SharkNinja under this Agreement that the production, packaging and labeling of Products comply with applicable laws and regulations, and that Products comply with the specifications and the Purchase Orders shall be limited to the Purchase Orders issued by SharkNinja to Joyoung and the information provided SharkNinja in writing to Joyoung before production. SharkNinja shall specify all specification requirements for Products, SharkNinja’s country destination of shipment and other order information of SharkNinja in the Purchase Orders and/or other written documents (“Other Written Documents”). SharkNinja shall specify SharkNinja’s country destination of sales in such Other Written Documents. Joyoung shall undertake any additional warranty liability to SharkNinja only to the extent agreed in such Purchase Orders and/or Other Written Documents. In the event that SharkNinja fails to specify the above information in Purchase Orders and/or Other Written Documents, Joyoung cannot and is not required to undertake corresponding warranty liability to SharkNinja to the actually extent impacted by the absence of such information.

Section 8.5         Disclaimer of Representations & Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING IN THIS ARTICLE VIII), THE SDA OR ANY OTHER ANCILLARY AGREEMENTS, THE PARTIES EXPRESSLY DISCLAIM AND WAIVE ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITH REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, NON-DILUTION, VALIDITY, COMMERCIAL UTILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), AND EACH ACKNOWLEDGES AND AGREES THAT IT HAS NOT AND WILL NOT RELY ON ANY SUCH REPRESENTATIONS OR WARRANTIES.

ARTICLE IX
indemnification; limitations of liability

Section 9.1         Indemnification.

(a)             Joyoung shall indemnify, defend and hold harmless SharkNinja and its Affiliates and their respective directors, officers, employees, representatives and agents (the “SharkNinja Indemnitees”) from and against any and all Indemnifiable Losses of the SharkNinja Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (i) gross negligence or willful misconduct of Joyoung or its Affiliates in the performance of this Agreement, (ii) breach by Joyoung of this Agreement, and (iii) any infringement, misappropriation or other violation of Intellectual Property rights of a Third Party to the extent such infringement, misappropriation or other violation results from a process used by or on behalf of Joyoung, its Affiliates or the Approved OEMs to manufacture the Products or otherwise fulfill Joyoung’s obligations under this Agreement (except to the extent such process is expressly set forth in the specifications provided by SharkNinja or otherwise explicitly required by SharkNinja), in each case (in respect of the foregoing clauses (i)-(iii)), except to the extent that such Indemnifiable Losses are subject to indemnification by SharkNinja pursuant to Section 9.1(b).

(b)            SharkNinja shall indemnify, defend and hold harmless Joyoung and its Affiliates and their respective directors, officers, employees, representatives and agents (the “Joyoung Indemnitees”) from and against any and all Indemnifiable Losses of the Joyoung Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (i) gross negligence or willful misconduct of SharkNinja or its Affiliates in the performance of this Agreement, (ii) breach by SharkNinja of this Agreement, and (iii) except to the extent subject to indemnification by Joyoung pursuant to Section 9.1(a), the manufacture of the Products for and sale of such Products by SharkNinja in accordance with this Agreement, in each case (in respect of the foregoing clauses (i)-(iii)), except to the extent that such Indemnifiable Losses are subject to indemnification by Joyoung pursuant to Section 9.1(a).

Section 9.2         Indemnification Procedures. The indemnification procedures set forth in Section 7.4 of the SDA shall apply to the matters indemnified hereunder, mutatis mutandis.

Section 9.3         Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT (INCLUDING THIS ARTICLE IX), IN NO EVENT SHALL SHARKNINJA, JOYOUNG OR THEIR RESPECTIVE AFFILIATES BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR IN EQUITY, FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT (EXCEPT FOR ALL SUCH COMPONENTS OF AWARDS PAID TO A THIRD PARTY IN ANY THIRD-PARTY CLAIM INDEMNIFIED HEREUNDER, INCLUDING COMPONENTS OF SUCH THIRD-PARTY CLAIM RELATING TO ANY OF THE FOREGOING AND ATTORNEYS’ FEES).

ARTICLE X
miscellaneous

Section 10.1        Dispute Resolution. The Parties acknowledge and agree that the Article IX of the SDA is hereby incorporated into this Agreement, and shall apply to the transactions contemplated by this Agreement to the extent applicable, mutatis mutandis.

Section 10.2        Assignment. Neither this Agreement nor any of the rights, interests or obligations of a Party under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by such Party without the prior consent of the other Party; provided, that such first Party (i) may assign, in whole or in part, by operation of law or otherwise, this Agreement to one or more of its Affiliates, and (ii) subject to Section 7.2(c), may assign, in whole or in part, by operation of law or otherwise, this Agreement to the successor to all or the relevant portion of the business or assets to which this Agreement relates; provided, further, that (x) the assigning Party shall promptly notify the non-assigning Party in writing of any assignments it makes under the foregoing clause (ii), and (y) in either case of the foregoing clauses (i) or (ii), the party to whom this Agreement is assigned shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned. Any assignment or other disposition in violation of this Section 10.2 shall be void. No assignment shall relieve the assigning Party of any of its obligations under this Agreement that accrued prior to such assignment unless agreed to by the non-assigning Party.

Section 10.3        Entire Agreement; Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the SDA or any other Ancillary Agreement or Continuing Arrangement (except for the Brand License Agreement), this Agreement shall control, and in the event and to the extent that there shall be a conflict between this Agreement (including, for clarity, the terms and conditions set forth in Article VI) and the Brand License Agreement then the Brand License Agreement shall control.

Section 10.4        Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.5        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email (provided no “error” message or other notification of non-delivery is received by the sender of any such email; followed by delivery of an original via overnight courier service) or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

To Joyoung (including any and all entities therein):

Joyoung Holdings (Hong Kong) Limited
[●]
Attn: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Clifford Chance LLP
[●]
Attn: [●]
Email: [●]

To SharkNinja:

SharkNinja (Hong Kong) Company Limited
[●]
Attn: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
[●]
Attn: [●]
Email: [●]

Section 10.6       Waivers; Consents. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent or approval required or permitted to be given by a Party to the other Party or its Affiliates under this Agreement shall be in the sole and absolute discretion of the Party giving, conditioning or denying such consent or approval (unless a different standard is expressly set forth herein therefor), shall only be effective if given in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 10.7       Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 10.8        Amendment. This Agreement may not be modified or amended except by an agreement in writing signed by both Parties.

Section 10.9       No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is a breach or, in the case where a Party acts in concert with any Person who takes such action, would be a breach of any of the provisions of this Agreement.

Section 10.10     Third Party Beneficiaries. Except as specifically provided herein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon Third Parties any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 10.11     Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.12      Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 10.13     Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.14      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

* * * * *

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IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized representatives of the Parties as of the day and year first above written.

SHARKNINJA (HONG KONG) COMPANY LIMITED

By:
Name:
Title:

JOYOUNG HOLDINGS (HONG KONG) LIMITED

By:
Name:
Title:

HANGZHOU JIUCHUANG HOUSEHOLD ELECTRIC APPLIANCES CO., LTD

By:
Name:
Title:

HANGZHOU JOYOUNG HOUSEHOLD ELECTRIC APPLIANCES CO., LTD.

By:
Name:
Title:

[Signature Page to Sourcing Services Agreement – Joyoung]